UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2010

TRUDY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-16056	06-1007765
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

353 Main Avenue, Norwalk, CT		06851
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (203) 846-2274

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 15, 2010, Trudy Corporation (“Trudy”) entered into an amendment to the previously announced Asset Purchase Agreement, dated December 18, 2009, whereby Trudy would sell substantially all of its assets to MMAC, LLC, which also would assume certain liabilities of Trudy (with the exception of $2.7 million of debt owed to a principal shareholder and Chairman of Trudy). Also, on June 15, 2010, Trudy entered into an amendment to the debt Cancellation and Indemnification agreement, dated December 18, 2009.

Under the terms of the original Asset Purchase Agreement, Trudy would receive a note in the principal amount of $225,000 from MMAC (the “Buyer Note”) and an equity interest in MMAC, not to exceed 33%, determined in accordance with the net asset value (“NAV”) of Trudy at Closing. The note and equity would be transferred to Mr. Burnham in consideration of his release of the debt owed to him by Trudy. It was a condition of Closing that such NAV be not less than negative $200,000 (-$200,000).

Under the terms of the amendment, the condition of Closing has been amended to provide that the NAV be not less than (-$442,000), taking into account any adjustment resulting from accounting changes and any cash payment by Mr. Burnham to Trudy referred to below.

In addition, if the NAV is greater than negative $442,000 (-$442,000), but is equal to or less than negative $200,000 (-$200,000), the Buyer Note would be reduced by an amount equal to the difference between negative $100,000 (-$100,000) and the NAV.  In connection with the reduction of the Buyer Note, Mr. Burnham would receive a number of Common Units, determined pursuant to the Operating Agreement.

In the event that the NAV is equal to or less than negative $442,000 (-$442,000), the Buyer Note would be reduced to zero. Certain accounting credits for Trudy for returnable sales and inventory obsolescence, subject to a $100,000 cap, could be used to offset the NAV if it is equal to or less than negative $442,000 (-$442,000).  After taking into account such accounting credits, if available, Mr. Burnham would be required to make up the difference between the NAV (plus such accounting credits) and negative $442,000 (-$442,000) by a cash payment to Trudy at Closing. Mr. Burnham would receive a number of Common Units in respect of such cash payment, determined pursuant to the Operating Agreement.

As previously announced, at Closing, MMAC will assume loans made to Trudy by an affiliate of MMAC. The aggregate amount of principal so loaned is currently $545,000.

Holders of Trudy’s common stock will not receive any payment or distribution with respect to their shares pursuant to the sale of substantially all the assets to MMAC.

MMAC will also enter into a new four year lease with Noreast Management, LLC, a company that is 91% owned by Mr. Burnham, for Trudy’s current headquarters on substantially the same terms as the current lease with Trudy.

Ashley Andersen Zantop, CEO and President of Trudy, Fell Herdeg, CFO, and William W. Burnham, Director of Corporate Development will be retained as employees by MMAC on substantially the same terms as their current employment with Trudy. Mr. Burnham and Ms. Andersen Zantop will join the Board of Directors of MMAC.

The closing of the sale of assets and assumption of liabilities continues to be subject to compliance with U.S. securities laws, including the clearance with the Securities and Exchange Commission of an Information Statement and a Transaction Statement on Schedule 13E-3, both of which will be mailed to all of Trudy’s shareholders for their information, as well as other closing conditions. A Closing is expected in July or August 2010.

The foregoing description of the amendments to the Asset Purchase Agreement and Debt Cancellation and Indemnification Agreement do not purport to be complete and are qualified in their entirety by reference to the amendments and the exhibits and schedules thereto attached hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No. & Description

2.4	Amendment No. 1 to the Asset Purchase Agreement
2.5	Amendment No. 1 to the Debt Cancellation and Indemnification Agreement
99.7	Press Release

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Trudy Corporation (Registrant)

Dated: June 21, 2010	/s/ Fell C. Herdeg
Fell C. Herdeg, CFO